UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 23, 2018

Myovant Sciences Ltd.

(Exact name of registrant as specified in its charter)

Bermuda	001-37929	98-1343578
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

Suite 1, 3rd Floor 11-12 St. James’s Square London SW1Y 4LB United Kingdom		Not Applicable
(Address of principal executive office)		(Zip Code)

Registrant’s telephone number, including area code: +44 203 318 9709

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☒

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 23, 2018, the board of directors (the “Board”) of Myovant Sciences Ltd. (“Myovant”) appointed Mark Guinan as a member of the Board, effective immediately. Additionally, Mr. Guinan has been appointed as a member of each of the Audit Committee and the Compensation Committee, and as Chair of the Audit Committee, effective on July 23, 2018.

The Board believes that Mr. Guinan’s substantial executive management, business development and financial experience qualify him to serve on the Board and his financial experience and current knowledge of financing and compensation trends position him to make an effective contribution as Chair of the Audit Committee and a member of the Compensation Committee.

Mr. Guinan, 56, has served as the Executive Vice President and Chief Financial Officer at Quest Diagnostics Incorporated, a provider of diagnostic information services, since July 2013. From 2010 to 2013, he served as Chief Financial Officer for Hill-Rom Holdings Inc., a manufacturer and provider of medical technologies and related services for the health care industry. Previously, he had served in a number of finance and operations roles in a long career at Johnson & Johnson including 2009 to 2010 as Vice President, Chief Procurement Officer, and 2005 to 2009 as Vice President, Group Finance Pharmaceuticals. Before joining Johnson & Johnson in 1997, he held a number of financial roles at Procter & Gamble. He received his B.A. in Economics from the University of Notre Dame and his M.B.A. from Olin Business School at the Washington University in St. Louis.

Mr. Guinan will be entitled to receive annual cash and equity compensation under Myovant’s Independent Director Compensation Policy, subject to his continued service on the Board. The current effective Independent Director Compensation Policy is filed as Exhibit 10.26 to Myovant’s Annual Report on Form 10-K for the fiscal year ended on March 31, 2018. Pursuant to such policy, Mr. Guinan will receive (i) a $40,000 annual retainer pro-rated based on the actual number of days serving as a director, payable in quarterly installments, (ii) a $15,000 annual retainer as the Chair of the Audit Committee pro-rated based on the actual number of days serving on the Audit Committee, payable in quarterly installments, (iii) a $5,000 annual retainer as a member of the Compensation Committee pro-rated based on the actual number of days serving on the Compensation Committee, payable in quarterly installments, (iv) an initial option grant to purchase 45,000 common shares of Myovant of which 1/3 of the shares will vest on the first anniversary of the grant date, with the balance of the shares vesting in eight equal quarterly installments thereafter, subject to Mr. Guinan’s continued service through the vesting date; and (v) an annual grant of 22,500 common shares of Myovant, the first of which will be granted on the date of the 2019 Annual General Meeting of Shareholders if he continues his service until such meeting. Mr. Guinan will enter into an indemnification agreement with Myovant on the same terms as the indemnification agreement applicable to Myovant’s directors, a copy of which is filed as Exhibit 10.8 to Myovant’s registration statement on Form S-1 dated September 30, 2016.

As previously announced in Myovant’s current report on Form 8-K filed on March 22, 2018, Mr. Wayne DeVeydt notified the Board that, as a result of his new position as Chief Executive Officer of Surgery Partners, Inc., a publicly traded company on the Nasdaq Global Select Market, he does not intend to stand for reelection at Myovant’s 2018 Annual General Meeting of Shareholders. On July 23, 2018, Mr. DeVeydt resigned as a director of Myovant, effective immediately. The Board thanks Mr. DeVeydt for his leadership and service to Myovant.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 24, 2018	Myovant Sciences Ltd.

	By:	/s/ Matthew Lang
	Name:	Matthew Lang
	Title:	General Counsel